Exhibit 99.1

News Release

Contact:
Jon Kimmins, CFO
(510) 723-8639
For Immediate Release
Ken Dennard
Dennard • Lascar Associates
(832) 594-4004
ken@dennardlascar.com

MEN’S WEARHOUSE REPORTS FISCAL 2013 SECOND QUARTER RESULTS

•                  Q2 2013 GAAP diluted earnings per share was $0.85 and adjusted diluted earnings per share was $1.01, compared to prior year diluted earnings per share of $1.15

•                  Company lowers EPS guidance for fiscal full year 2013

FREMONT, CA — September 11, 2013 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fiscal second quarter ended August 3, 2013.  As discussed further below, the 2013 second quarter GAAP diluted EPS of $0.85 was less than the prior year mainly because of one-time charges that reduced EPS by $0.16 and an estimated $0.10 EPS reduction caused by an Easter related shift in quarterly tuxedo rental revenues.

Doug Ewert, Men’s Wearhouse president and chief executive officer, commented, “Retail clothing sales during the second quarter were below our internal plan as we experienced a decline in customer traffic compared to last year’s second quarter.  We believe this is primarily due to macro issues affecting the apparel retailing space.

“Despite the difficult economic climate, we remain committed to our operating and capital allocation plans that were laid out earlier this year.  Over the past six months we have improved financial flexibility, purchased the American designer brand Joseph Abboud® and its U.S. manufacturing operations, and repurchased approximately $152 million of our shares; and we continue to evaluate strategic alternatives for our K&G operations.

“Along with our store growth and margin expansion initiatives, we believe these strategic and deliberate actions better position the Company for growth and will continue to unlock value for our shareholders into 2014 and beyond,” said Ewert.

SECOND QUARTER STRATEGIC REVIEW

In July 2013, the Company signed a definitive agreement to acquire JA Holding, Inc., the parent company of the American clothing brand, Joseph Abboud®, for approximately $97.5 million in cash consideration, subject to certain adjustments.  The transaction closed on August 6, 2013 and was funded with the $100.0 million term loan available under our credit facility.

Also in July 2013, the Company entered into an accelerated share repurchase agreement (“ASR”) with JPMorgan Chase Bank, NA, to repurchase $100.0 million of the Company’s common shares and received an initial delivery of 2,197,518 common shares, which is approximately 85% of the number of shares expected to be repurchased in connection with this transaction.  The ASR is expected to be completed no later than the fourth quarter of 2013.  All shares repurchased under the ASR will be retired.  The remaining balance available under the Board’s $200.0 million March 2013 authorization is $48.0 million.

SECOND QUARTER CONSOLIDATED RESULTS REVIEW

Total net sales for the fiscal 2013 second quarter decreased 2.3% or $15.0 million to $647.3 million from $662.3 million for the same prior year period.  Retail segment sales for the quarter decreased by 1.9% or $11.2 million and corporate apparel sales decreased by 6.6% or $3.8 million as compared to the prior year quarter.

The consolidated total gross margin was down $11.5 million or 3.6% with the total gross margin rate decreasing 65 basis points primarily because of the shift in tuxedo revenues and the deleveraging of occupancy costs.  The retail segment total gross margin was down 3.4% and the corporate apparel gross margin decreased 6.1%.

Adjusted SG&A expenses increased by $0.9 million or 0.4% primarily due to payroll related costs, particularly increased medical benefit costs.  Adjusted SG&A expenses exclude $2.9 million in costs related primarily to the JA Holding, Inc. acquisition and separation costs associated with a former executive.  Also excluded is a $9.5 million non-cash goodwill impairment charge related to K&G.  These charges of $12.4 million ($8.0 million after tax) reduced second quarter diluted EPS by $0.16.

GAAP net earnings for the fiscal 2013 second quarter were $42.9 million, or $0.85 diluted earnings per share.  Adjusted net earnings(1) for the fiscal 2013 second quarter were $51.0 million, or $1.01 adjusted diluted earnings per share compared to net earnings of $59.4 million, or $1.15 diluted earnings per share last year.  The Company estimates that approximately $0.10 of the comparable decrease is attributable to a shift of tuxedo prom season rentals to the first quarter caused by an earlier Easter.

SECOND QUARTER SALES REVIEW

The table that follows is a summary of net sales for fiscal 2013 second quarter and year-to-date.  The dollars shown are U.S. dollars in millions and due to rounded numbers may not sum.  The Moores comparable store sales change is based on the Canadian dollar.  Comparable sales exclude the net sales of a store for any month of one period if the store was not open throughout the same month of the prior period and include e-commerce net sales, beginning in fiscal 2013.

Because fiscal 2012 was a 53 week year, comparable store sales for the current year are shown on a trailing 52 week basis, comparing the most relevant time periods, as well as on a fiscal period basis.  The current quarter fiscal period basis is lower than the trailing basis comparison primarily due to the calendar shift of prom tuxedo rental revenues into the fiscal first quarter.  There was an offsetting favorable calendar shift primarily in the first quarter resulting in a mostly neutral full year impact.

(1)  Adjusted net earnings exclude $2.9 million ($1.9 million after tax or $0.04 per diluted share) in costs related primarily to the JA Holding, Inc. acquisition and separation costs associated with a former executive.  Also excluded is a $9.5 million ($6.1 million after tax or $0.12 per diluted share) non-cash goodwill impairment charge related to K&G.

Second Quarter Net Sales Summary — Fiscal 2013

			Net Sales	Comparable Store Sales Change
	Net Sales Change		Current Quarter	Current Quarter Trailing	Current Quarter Fiscal	Prior Year Quarter Fiscal
Total Retail Segment	(1.9)%	$(11.2)	$593.4
Men’s Wearhouse	(0.7)%	$(2.9)	$426.6	0.7%	(2.1)%	4.4%
Moores	(4.9)%	$(3.8)	$74.5	(4.9)%	(5.5)%	2.5%
K&G	(5.7)%	$(5.1)	$84.9	(3.0)%	(5.1)%	(3.3)%
MW Cleaners	9.1%	$0.6	$7.4

Corporate Apparel Segment	(6.6)%	$(3.8)	$53.8

Total Company	(2.3)%	$(15.0)	$647.3

Year-To-Date Net Sales Summary — Fiscal 2013

			Net Sales	Comparable Store Sales Change
	Net Sales Change		Current YTD	Current YTD Trailing	Current YTD Fiscal	Prior Year YTD Fiscal
Total Retail Segment	1.1%	$12.2	$1,153.6
Men’s Wearhouse	3.4%	$27.5	$828.4	1.2%	2.1%	4.1%
Moores	(4.1)%	$(5.5)	$128.3	(5.8)%	(4.4)%	4.4%
K&G	(5.6)%	$(10.9)	$182.2	(5.0)%	(5.2)%	(3.7)%
MW Cleaners	8.9%	$1.2	$14.7

Corporate Apparel Segment	2.5%	$2.7	$110.2

Total Company	1.2%	$14.9	$1,263.8

Net sales at core flagship brand Men’s Wearhouse stores, which represented 66% of total second quarter sales were down 0.7% from last year’s second quarter sales while comparable store sales increased 0.7%, below internal expectations.  On a comparable basis an increase in clothing product average unit retails more than offset decreases in average transactions per store and units sold per transaction. The higher margin tuxedo rental revenues comparable store sales increased 0.4% in the second quarter of 2013.

Moores, the Canadian retail brand, was 12% of the total second quarter sales and had a comparable store sales decrease of 4.9% due mainly to decreased average transactions per store and units sold per transaction that more than offset increased average unit retails.  K&G was 13% of the Company’s total second quarter sales with a comparable store sales decrease of 3.0% with lower average transactions per store and average unit retails that more than offset increased units sold per transaction.  These results for Moores and K&G were slightly favorable to our internal plans.  The Corporate Apparel segment, which represented 8% of total second quarter sales, had a sales decrease of 6.6% due mainly to an expected lower level of customer-directed new uniform rollouts in the UK.

2013 GUIDANCE

While the Company continues to feel confident about its merchandising and operating strategies, it has become increasingly concerned about the current macro trends in the apparel industry.  Therefore, the Company is lowering its comp store growth assumptions by approximately 2% at Men’s Wearhouse and Moores from the previous guidance, given on June 12, 2013, resulting in a full year expectation of adjusted earnings per share of $2.40 to $2.50.  The Company’s revised guidance excludes deal and integration costs associated with the JA Holding, Inc. acquisition, separation costs associated with a former executive and the non-cash goodwill impairment charge related to K&G mentioned earlier.

“We are being cautious as we face macro-economic headwinds.  However, we believe our operating and capital allocation plans, our margin enhancement strategies, including new store openings and the expansion of exclusive brands, and our new omni-channel marketing initiatives introduced in 2013 position us to grow market share as we manage through this,” Ewert concluded.

CONFERENCE CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, September 12, 2013, Company management will host a conference call and real time webcast to review fiscal 2013 second quarter results and its outlook for fiscal 2013.

To access the conference call, dial 480-629-9692.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com.  A telephonic replay will be available through September 19, 2013 by calling 303-590-3030 and entering the access code of 4634827#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	August 3, 2013		July 28, 2012		February 2, 2013
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse	652	3,722.6	613	3,506.3	638	3,650.0

Men’s Wearhouse and Tux	269	370.1	325	449.0	288	395.1

Moores, Clothing for Men	120	764.4	117	741.8	120	763.5

K&G (a)	96	2,271.7	98	2,326.6	97	2,299.3

Total	1,137	7,128.8	1,153	7,023.7	1,143	7,107.9

(a)  88, 92 and 92 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,137 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and Forms 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE THREE MONTHS ENDED

August 3, 2013 AND July 28, 2012

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2013	Sales	2012	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$408,683	63.14%	$413,024	62.36%	$(4,341)	(1.05)%	0.78
Tuxedo rental services	147,701	22.82%	154,124	23.27%	(6,423)	(4.17)%	(0.45)
Alteration and other services	37,056	5.73%	37,540	5.67%	(484)	(1.29)%	0.06
Total retail sales	593,440	91.69%	604,688	91.30%	(11,248)	(1.86)%	0.38
Corporate apparel clothing product sales	53,815	8.31%	57,614	8.70%	(3,799)	(6.59)%	(0.38)
Total net sales	647,255	100.00%	662,302	100.00%	(15,047)	(2.27)%	0.00

Total cost of sales	338,461	52.29%	342,045	51.64%	(3,584)	(1.05)%	0.65

Gross margin (a):
Retail clothing product	231,105	56.55%	228,986	55.44%	2,119	0.93%	1.11
Tuxedo rental services	125,123	84.71%	132,889	86.22%	(7,766)	(5.84)%	(1.51)
Alteration and other services	8,130	21.94%	9,395	25.03%	(1,265)	(13.46)%	(3.09)
Occupancy costs	(72,791)	(12.27)%	(69,367)	(11.47)%	(3,424)	(4.94)%	(0.79)
Total retail gross margin	291,567	49.13%	301,903	49.93%	(10,336)	(3.42)%	(0.80)
Corporate apparel clothing product margin	17,227	32.01%	18,354	31.86%	(1,127)	(6.14)%	0.15
Total gross margin	308,794	47.71%	320,257	48.36%	(11,463)	(3.58)%	(0.65)

Goodwill impairment charge	9,501	1.47%	—	0.00%	9,501	NM	1.47
Selling, general and administrative expenses	232,505	35.92%	228,667	34.53%	3,838	1.68%	1.40

Operating income	66,788	10.32%	91,590	13.83%	(24,802)	(27.08)%	(3.51)

Net interest	(359)	(0.06)%	(365)	(0.06)%	6	(1.64)%	0.00

Earnings before income taxes	66,429	10.26%	91,225	13.77%	(24,796)	(27.18)%	(3.51)

Provision for income taxes	23,451	3.62%	31,655	4.78%	(8,204)	(25.92)%	(1.16)

Net earnings including non-controlling interest	42,978	6.64%	59,570	8.99%	(16,592)	(27.85)%	(2.35)

Net earnings attributable to non-controlling interest	(35)	(0.01)%	(177)	(0.03)%	142	80.23%	(0.02)

Net earnings attributable to common shareholders	$42,943	6.63%	$59,393	8.97%	$(16,450)	(27.70)%	(2.33)

Net earnings per diluted common share attributable to common shareholders	$0.85		$1.15

Weighted-average diluted common shares outstanding:	50,133		50,932

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

FOR THE SIX MONTHS ENDED

August 3, 2013 AND July 28, 2012

(In thousands, except per share data)

	Six Months Ended				Variance
		% of		% of			Basis
	2013	Sales	2012	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$832,420	65.87%	$833,493	66.74%	$(1,073)	(0.13)%	(0.87)
Tuxedo rental services	246,183	19.48%	232,613	18.63%	13,570	5.83%	0.85
Alteration and other services	75,018	5.94%	75,274	6.03%	(256)	(0.34)%	(0.09)
Total retail sales	1,153,621	91.28%	1,141,380	91.39%	12,241	1.07%	(0.11)
Corporate apparel clothing product sales	110,170	8.72%	107,496	8.61%	2,674	2.49%	0.11
Total net sales	1,263,791	100.00%	1,248,876	100.00%	14,915	1.19%	0.00

Total cost of sales	677,077	53.58%	674,570	54.01%	2,507	0.37%	(0.44)

Gross margin (a):
Retail clothing product	469,359	56.38%	460,849	55.29%	8,510	1.85%	1.09
Tuxedo rental services	209,107	84.94%	200,365	86.14%	8,742	4.36%	(1.20)
Alteration and other services	17,674	23.56%	19,571	26.00%	(1,897)	(9.69)%	(2.44)
Occupancy costs	(144,065)	(12.49)%	(138,065)	(12.10)%	(6,000)	4.35%	(0.39)
Total retail gross margin	552,075	47.86%	542,720	47.55%	9,355	1.72%	0.31
Corporate apparel clothing product margin	34,639	31.44%	31,586	29.38%	3,053	9.67%	2.06
Total gross margin	586,714	46.42%	574,306	45.99%	12,408	2.16%	0.44

Goodwill impairment charge	9,501	0.75%	—	0.00%	9,501	NM	0.75
Selling, general and administrative expenses	457,872	36.23%	441,769	35.37%	16,103	3.65%	0.86

Operating income	119,341	9.44%	132,537	10.61%	(13,196)	(9.96)%	(1.17)

Net interest	(582)	(0.05)%	(670)	(0.05)%	88	(13.13)%	0.01

Earnings before income taxes	118,759	9.40%	131,867	10.56%	(13,108)	(9.94)%	(1.16)

Provision for income taxes	42,825	3.39%	45,717	3.66%	(2,892)	(6.33)%	(0.27)

Net earnings including non-controlling interest	75,934	6.01%	86,150	6.90%	(10,216)	(11.86)%	(0.89)

Net loss attributable to non-controlling interest	100	0.01%	127	0.01%	(27)	21.26%	0.00

Net earnings attributable to common shareholders	$76,034	6.02%	$86,277	6.91%	$(10,243)	(11.87)%	(0.89)

Net earnings per diluted common share attributable to common shareholders	$1.50		$1.67

Weighted-average diluted common shares outstanding:	50,460		51,084

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	August 3,	July 28,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$32,488	$106,399
Accounts receivable, net	56,083	69,622
Inventories	599,811	577,078
Other current assets	71,835	70,786

Total current assets	760,217	823,885
Property and equipment, net	397,129	383,015
Tuxedo rental product, net	144,171	116,586
Goodwill	76,510	87,672
Intangible assets, net	30,022	32,093
Other assets	6,485	4,748

Total assets	$1,414,534	$1,447,999

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$136,629	$119,433
Accrued expenses and other current liabilities	172,446	161,850
Income taxes payable	3,554	728

Total current liabilities	312,629	282,011

Deferred taxes and other liabilities	86,836	98,401

Total liabilities	399,465	380,412

Equity:
Preferred stock	—	—
Common stock	708	722
Capital in excess of par	382,519	372,601
Retained earnings	1,162,933	1,163,324
Accumulated other comprehensive income	26,234	36,302
Treasury stock, at cost	(569,860)	(517,894)

Total equity attributable to common shareholders	1,002,534	1,055,055

Non-controlling interest	12,535	12,532

Total equity	1,015,069	1,067,587

Total liabilities and equity	$1,414,534	$1,447,999

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

FOR THE SIX MONTHS ENDED

August 3, 2013 AND July 28, 2012

(In thousands)

	Six Months Ended
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$75,934	$86,150
Non-cash adjustments to net earnings:
Depreciation and amortization	43,450	41,775
Tuxedo rental product amortization	19,004	17,956
Goodwill impairment charge	9,501	—
Other	5,624	12,790
Changes in operating assets and liabilities	(52,271)	(50,239)

Net cash provided by operating activities	101,242	108,432

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(52,261)	(68,846)
Proceeds from sales of property and equipment	191	14

Net cash used in investing activities	(52,070)	(68,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,409	3,939
Cash dividends paid	(18,350)	(18,613)
Deferred financing costs	(1,776)	—
Tax payments related to vested deferred stock units	(3,865)	(4,421)
Excess tax benefits from share-based plans	1,114	2,039
Repurchases of common stock	(152,129)	(41,296)

Net cash used in financing activities	(169,597)	(58,352)

Effect of exchange rate changes	(3,150)	(155)

DECREASE IN CASH AND CASH EQUIVALENTS	(123,575)	(18,907)

Balance at beginning of period	156,063	125,306
Balance at end of period	$32,488	$106,399